Exhibit 4.3

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Intraop Medical Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article IV is hereby amended to read as follows:

"The corporation is authorized to issue only one class of shares which shall be designated "Common Stock," $0.001 par value per share. The total number of shares which the corporation is authorized to issue is five hundred million (500,000,000)."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 58,751,299.

4. Effective date of filing (optional): _____________________

5. Officer Signature (Required): /s/ John Powers
                                 ---------------